INSERT A




          Results of October 5, 2000 shareholder meeting
          (Unaudited)



               An annual meeting of shareholders of the fund was held on
               October 5, 2000. At the meeting, each of the nominees for
               Trustees was elected, as follows:

                                         Votes
                                 Votes for   withheld
               Jameson Adkins Baxter     11,617,477
103,928
               Hans H. Estin  11,607,183          114,222
               John A. Hill   11,617,655          103,750
               Ronald J. Jackson      11,617,284
104,121
               Paul L. Joskow 11,618,549          102,856
               Elizabeth T. Kennan    11,615,764
105,641
               Lawrence J. Lasser     11,613,596
107,809
               John H. Mullin III     11,619,142
102,263
               Robert E. Patterson    11,617,104
104,301
               George Putnam, III     11,619,992
101,413
               A.J.C. Smith   11,611,771          109,634
               W. Thomas Stephens     11,613,212
108,193
               W. Nicholas Thorndike  11,609,290
112,115

               A proposal to ratify the selection of KPMG
               LLP as the independent auditors of your fund was approved as follows:
               11,597,711 votes for, and 30,788 votes
against, with 92,906
               abstentions and broker non-votes.


               All tabulations are rounded to nearest whole number.